Exhibit (c)(v) PROJECT JUNGLE

Cumulative 2002-2004 Revenue at Various Growth Rates ($ in Millions)

Earnout

	2002-2004	Payout
	Cumulative Revenue	Per Share

	<$1,000	$0
	$1,000-$1,600	Up to $2.25 (linear)
	>$1,600	$2.25

			FYE 12/31,
Annual Rev.						Cumulative	CVR	Total
Growth	2002		2003	2004		Revenue	Payout	Consideration

20.0%		$237	$284		$341	$862	$0.00	$6.75
25.0%		247	308		385	940	0.00	6.75
30.0%		256	333		433	1,023	0.09	6.84
35.0%		266	360		485	1,111	0.42	7.17
40.0%		276	387		541	1,204	0.77	7.52
45.0%		286	415		601	1,302	1.13	7.88
50.0%		296	444		666	1,406	1.52	8.27
55.0%		306	474		735	1,515	1.93	8.68
60.0%		316	505		808	1,629	2.25	9.00